Exhibit 99.8


                            [Letterhead of KPMG LLP]


                         Independent Accountant's Report



To the Shareholder and
Board of Directors of
Universal Card Services Corp.:

We have examined management's assertion, included in the accompanying Assertion by Universal Card Services Corp., that, as of December 31, 1999, Universal Card Services Corp. (the "Servicer") maintained effective internal control over the servicing of credit card loans for the Universal Card Master Trust (the "Trust"), based upon criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). Management is responsible for establishing and maintaining effective internal control over the servicing of credit card loans for the Trust. Our responsibility is to express an opinion on management's assertion about the internal control over the servicing of credit card loans for the Trust based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control over the loan servicing process, testing and evaluating the design and operating effectiveness of the internal control, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

As discussed in management's assertion, in providing the assertion on internal control, management has accepted an independent examination of the internal control structure of the third party processor, Total Systems Services, Inc. Accordingly, our examination did not extend to the internal control of the Servicer's third party processor, and we do not express an opinion or any other form of assurance on the internal control of the processor.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over the loan servicing process to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

In our opinion, management's assertion that the Servicer maintained effective internal control over the servicing of credit card loans for the Trust as of December 31, 1999, is fairly stated, in all material respects, based upon criteria established in Internal Control - Integrated Framework issued by COSO.


/s/ KPMG LLP


Jacksonville, Florida
January 21, 2000

January 21st, 2000


Assertion by Universal Card Services Corp.


Universal Card Services Corp. services the credit card loans for the Universal Card Master Trust (the Trust). Management is responsible for establishing and maintaining effective internal control over the servicing of credit card loans for the Trust. Management has performed an evaluation of Universal Card Services Corp. internal control over the servicing for the Trust as of December 31, 1999, based upon criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission
(COSO).

We have accepted an independent examination of the internal control structure of the third party processor, Total System Services, Inc. The examination was performed in accordance with the standards established by the American Institute of Certified Public Accountants.

Based upon our evaluation, management believes that, as of December 31, 1999, Universal Card Services Corp., as servicer, has maintained effective internal control over the servicing of credit card loans for the Trust based upon criteria established in Internal Control - Integrated Framework issued by COSO.


UNIVERSAL CARD SERVICES CORP.,
Servicer



By /s/ Richard Garside                   By /s/ Michael Gehlen
   -----------------------------            -----------------------------
   Richard Garside                          Michael Gehlen
   President & Chief Executive Officer      Vice President & Chief Financial
                                            Officer

By /s/ Leslie Palmer                     By /s/ Dori Broglino
   -----------------------------            -----------------------------
   Leslie Palmer                            Dori Broglino
   Senior Vice President &                  Assistant Treasurer
   Chief Information Officer